Exhibit 23.1

The accompanying consolidated financial statements include the merger of Morton’s Holding Company, Inc. into Morton’s Restaurant Group, Inc., which is anticipated to be effective prior to the consummation of this offering. The following consent is the form which will be signed by KPMG LLP upon the consummation of the merger, which is described in Note 1 to the consolidated financial statements, and assuming that, from September 2, 2005 to the date of such merger, no other events have occurred that would affect the accompanying consolidated financial statements and notes thereto.

/s/ KPMG LLP

Melville, New York

December 1, 2005

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder

Morton’s Restaurant Group, Inc.:

We consent to the use of our report dated September 2, 2005, except for Notes 1, 16 and 18 which are as of December 1, 2005, with respect to the consolidated balance sheets of Morton’s Restaurant Group, Inc. and subsidiaries as of January 2, 2005 (Successor Period) and January 4, 2004 (Successor Period), and the related consolidated statements of operations, stockholder’s equity, and cash flows for each of the years in the two-year period ended January 2, 2005 (Successor Period), the period from July 25, 2002 to December 29, 2002 (Successor Period) and the period from December 31, 2001 to July 24, 2002 (Predecessor Period), included herein and to the reference to our firm under the heading “Experts” in the registration statement and related prospectus.

As discussed in Note 3 to the accompanying consolidated financial statements, the statements of operations, stockholder’s equity and cash flows for the period from July 25, 2002 to December 29, 2002 (Successor Period), and the period from December 31, 2001 to July 24, 2002 (Predecessor Period) have been restated.